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As filed with the Securities and Exchange Commission on September 15, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OneLink, Inc.
(f/k/a OneLink Communications, Inc.)
(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

41-1675041
(I.R.S. Employer Identification Number)

10340 Viking Drive, Suite 150
Eden Prairie, Minnesota 55344
(Address of Principal Executive Offices) (Zip Code)

OneLink, Inc.
1999 Nonqualified Stock Option Plan
(Full Title of Plan)

Paul F. Lidsky
President and
Chief Executive Officer
OneLink, Inc.
10340 Viking Drive, Suite 150
Eden Prairie, Minnesota 55344
(Name and Address of Agent for Service)

952-996-9138
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Terri Krivosha, Esq.
Martin R. Rosenbaum, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 672-8200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($.01 par value per share)	600,000 Shares	$1.625	$975,000	$257.40

(1)
Estimated solely for purposes of computing the registration fee in accordance with Rule 457(h) and based upon the average of the bid and asked prices of the Common Stock as reported by the OTC Bulletin Board on September 11, 2000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

  (a)
  The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

  (b)
  The Registrant's Quarterly Reports on Form 10-QSB for the periods ended March 31, 2000 and June 30, 2000.

  (c)
  Description of the Registrant's Common Stock, $.01 par value per share, included in the Registrant's Registration Statement on Form S-2 filed April 21, 1999 (Registration No. 333-76703) under the caption "Description of Common Stock," including any amendments or reports filed for the purpose of updating such description.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers.

    Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. The Registrant's Articles of Incorporation and Bylaws do not limit the Registrant's obligation to indemnify such persons.

    The Company's Articles of Incorporation limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

Item 8.  Exhibits.

4.1	Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2 as filed on March 7, 1995).
4.2	Bylaws of the Company, as amended, (Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995).
4.3	1999 Nonqualified Stock Option Plan, as amended.
5.1.	Opinion of Maslon Edelman Borman & Brand, LLP.
23.1.	Consent of Maslon Edelman Borman & Brand, LLP (contained in Exhibit 5).
23.2.	Consent of Lund Koehler Cox & Arkema, LLP.

Item 9.  Undertakings.

    The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota on this 13th day of September, 2000.

ONELINK, INC. Registrant
By	/s/ PAUL F. LIDSKY
Its	Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RONALD E. EIBENSTEINER Ronald E. Eibensteiner	Chairman of the Board, Secretary and Director	September 13, 2000
/s/ PAUL F. LIDSKY Paul F. Lidsky	President, Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2000
/s/ KAYE O'LEARY Kaye O'Leary	Vice President and Chief Financial Officer, (Principal Financial and Accounting Officer)	September 13, 2000
/s/ JOHN F. STAPLETON John F. Stapleton	Director	September 13, 2000
/s/ THOMAS M. KIEFFER Thomas M. Kieffer	Director	September 12, 2000
/s/ VIN WEBER Vin Weber	Director	September 14, 2000

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Page No.
4.3	1999 Nonqualified Stock Option Plan, as amended.
5.1.	Opinion of Maslon Edelman Borman & Brand, LLP
23.1.	Consent of Maslon Edelman Borman & Brand, LLP (contained in Exhibit 5.1).
23.2.	Consent of Lund Koehler Cox & Arkema, LLP

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX